Exhibit 99.1(u)

MUTUAL OF AMERICA INVESTMENT CORPORATION

ARTICLES SUPPLEMENTARY TO THE CHARTER

Mutual of America Investment Corporation, a Maryland corporation and a registered open-end investment company under the Investment Company Act of 1940 (the Corporation), with its principal office c/o Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The total number of shares of capital stock of all classes that the Corporation had authority to issue is five billion (5,000,000,000) shares of common stock, par value $.01 per share, with an aggregate par value of fifty million dollars ($50,000,000).

SECOND:  Pursuant to the authority vested in the Board of Directors of the Corporation by Section 5.1 of the Articles of Incorporation of the Corporation (“Articles”), the Board of Directors has voted to increase the authorized shares allocated to the Moderate Allocation Fund, 2015 Retirement Fund, 2020 Retirement Fund, 2025 Retirement Fund, 2030 Retirement Fund, 2035 Retirement Fund and 2045 Retirement Fund, as follows:

Fund	Previous Allocation	Allocation Increase	Total Shares Allocated
Moderate Allocation	100,000,000	25,000,000	125,000,000
2015 Retirement	35,000,000	25,000,000	60,000,000
2020 Retirement	35,000,000	25,000,000	60,000,000
2025 Retirement	20,000,000	30,000,000	50,000,000
2030 Retirement	20,000,000	30,000,000	50,000,000
2035 Retirement	20,000,000	30,000,000	50,000,000
2045 Retirement	20,000,000	30,000,000	50,000,000

Allocations for all other classes not shown remain unchanged.  The relative preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of each such class are the same as for shares previously allocated to the other classes of shares issued by the Corporation prior to the date hereof.

IN WITNESS WHEREOF, the President of the Corporation has signed these Articles Supplementary in the Corporation’s name and on its behalf and acknowledges that these Articles Supplementary are the act of the Corporation, and states that to the best of his knowledge, information and belief all matters and facts set forth therein relating to the authorization and approval of the Articles Supplementary are true in all material respects and that this statement is made under the penalties of perjury.

Date: January 12, 2008	MUTUAL OF AMERICA
INVESTMENT CORPORATION
Attest:

/s/ Thomas L. Martin	/s/ Manfred Altstadt

Thomas L. Martin	Manfred Altstadt
Secretary	President, Chairman and CEO
(seal)